Bank of Lancaster Celebrates Grand Opening

KILMARNOCK, Va., July 17, 2015 /PRNewswire/ -- Bank of Lancaster, a subsidiary of Bay Banks of Virginia, Inc. (OTCQB: BAYK), celebrated the opening of its Hartfield branch in Middlesex County , which is the third full-service location just within the last eight months.

"We are very excited to be adding another full service branch to our footprint that stretches from the River to the Richmond metropolitan area," said Randal R. Greene, President and CEO. "Since May of 2014 when we opened Hartfield as a loan production office for our residential lending team, we have received overwhelming support from the Middlesex community and a significant number of requests for a full service branch. So we like to say, you spoke, we listened.

"As a sound financial institution, our long-term goal is to develop a strong regional community bank. Many Richmond residents have second homes or spend time visiting the Northern Neck and Middle Peninsula so there's a strong connection between the two regions and it allows us to better serve all of our customers.

Bank of Lancaster takes pride in the quality of leadership and experience our employees offer to our customers. Our residential lending team holds true to "if we promise it, we will deliver it" and "we have your back from application to closing." Our employees take the extra step to ensure our customers are totally satisfied with their banking experience. Bank of Lancaster was established in 1930 and over the years has become a name that people know and trust.

Bank of Lancaster has also been "the" bank known for its community involvement. Our officers serve on numerous charitable organizations and Bank of Lancaster employees can be seen helping out at community events. Bank of Lancaster is a partner for a stronger community!

"We were honored to have John "Jack" Hart as our first Hartfield account holder. Hartfield was established on September 5, 1889 when the Hart General Store was designated as a post office location and Jack is the grandson of John N. Hart, owner of the Hart General Store."

Our Hartfield office provides our customer the ultimate retail banking experience with an emphasis on personal and professional customer service. A new ATM has also been installed at this location for customer convenience.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck and Middle Peninsula region and three banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

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